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                                                                       EXHIBIT 6

                             CONFIDENTIALITY LETTER


                                                                   April 9, 1997





TO:      Raab Karcher AG
         Rudolf-v. Bennigsen Foerder Platz 1
         45131 Essen
         GERMANY

Gentlemen:

                 In connection with your evaluation of possible strategic alternatives with Wyle Electronics (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether provided or prepared by the Company, its advisors, representatives or agents (collectively, the "Company Representatives") which is furnished by or on behalf of the Company (collectively, the "Evaluation Material") to you or any of your affiliates or any of your or your affiliates' directors, officers, employees, representatives, advisors or other agents (collectively "Your Representatives") in accordance with the provisions of this letter and to take or abstain from taking certain other actions as described in this letter. You agree that you will be responsible hereunder for all actions of Your Representatives, and the Company agrees that it will be responsible hereunder for all actions of the Company Representatives.

                 The term "Evaluation Material" does not include information which (i) is already in your possession or becomes available to you, provided that such information was lawfully obtained and is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company, (ii) is or becomes generally available to the public other than directly or indirectly as a result of a disclosure by you or Your Representatives in violation of this letter or (iii) was independently developed by your or Your Representatives without reference to Evaluation Material. The term "person" as used in this letter will be broadly interpreted to include without limitation any corporation, company,




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partnership and individual.  The term "Company" shall include its subsidiaries and affiliates, except where the context otherwise requires.

                 1. Confidentiality. You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating possible strategic alternatives between the Company and you, and that such information will be kept private and held in strictest confidence by you and Your Representatives, except that (i) any of such information may be disclosed to Your Representatives who need to know such information solely for the purpose of evaluating any such possible transaction between you and the Company, it being understood that Your Representatives shall be informed by you of the confidential nature of such information and shall agree, and be directed by you, to hold such information in confidence, (ii) any such information may be disclosed under circumstances and conditions contemplated by the fifth numbered paragraph of this letter and (iii) any such information may be disclosed to the extent the Company gives its express consent in writing.

                 2. Insider Trading Laws. You hereby acknowledge that you are aware, and that you will advise Your Representatives who are informed as to the matters which are the subject of this letter, that federal and many state securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

                 3. Confidentiality of Discussions. Without the Company's express, prior consent in writing, you will not, and will direct Your Representatives not to, directly or indirectly, disclose to any person who is not hereby authorized to receive the Evaluation Material either the fact that discussions or negotiations are taking place concerning possible strategic alternatives between us or any of the terms, conditions or other facts with respect to any such possible strategic alternatives, including the status thereof. Similarly, without your express, prior consent in writing, the Company will not, and will direct the Company Representatives not to, directly or indirectly, disclose to any person who does not need to know such information for the purpose of evaluating a possible strategic alternative between us either the fact that discussions are taking place concerning possible strategic alternatives between us or any of the terms, conditions or other facts with respect to any such possible strategic alternatives, including the status thereof. The foregoing does not prohibit disclosures required by applicable law or the requirements of any securities exchange or as otherwise permitted by paragraph 5 below.

                 4. No Improper Use of Evaluation Material. (a) You further agree and acknowledge that, until the earlier of April 9, 1999 or the occurrence of a Specified Event (as



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defined below), you will not, without the prior written request or consent of the Company or any successor Company or its Board of Directors:

                 (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Voting Securities or rights to acquire any Voting Securities of the Company or any subsidiary thereof, or of any successor to the Company, or all or substantially all the assets of the Company or any subsidiary or division thereof or of any such successor;

                 (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any Voting Securities of the Company; or

                 (iii) make any public announcement with respect to, or submit a proposal for, any transaction referred to clause (i) above involving the Company or any of its securities or assets.

                 "Specified Event" shall mean any of the following: (i) the acquisition by any person or 13D Group (as defined below) of beneficial ownership of Voting Securities representing 15% or more of the then outstanding Voting Securities; (ii) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 15% or more of the then outstanding Voting Securities; or (iii) the Company enters into, or otherwise determines to seek to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of the Company would be converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding shares of common stock would be owned by persons other than the then current holders of shares of common stock, or which would result in all or a substantial portion of the Company's assets being sold to any person or 13D Group. "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors; provided that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock shall be deemed to have been so converted, exchange or exercised. "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group





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beneficially owned Voting Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding. For purposes of the foregoing definition of the term Specified Event, a person or 13D Group shall not include you or any of your affiliates.

                 (b) In addition, until after April 9, 1999, you will not, directly or indirectly solicit for hire any employee of the Company who is at a division manager/director level or is senior to that level. The term "solicit for hire" shall not be deemed to include general solicitation of employment not specifically directed towards employees of the Company.

                 (c) Nothing in this letter shall be deemed to be construed as a waiver by the Company of any of its rights under the Amended and Restated Rights Agreement, dated as of February 23, 1995, by and between the Company and ChaseMellon Shareholder Services LLC, as Rights Agent.

                 5. Requests for Disclosure. If you are requested or are required by applicable law (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, you will provide the Company with immediate notice of such request or requirement so that the Company may consider seeking a protective order. If in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless compelled to disclose any Evaluation Material to any tribunal or any other person or else stand liable for contempt or suffer other material censure or penalty, you may disclose such information to such tribunal or other party without liability hereunder.

                 6. No Representation. Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any Company Representative has made or makes any representation or warranty as to the accuracy or completeness of the Evaluation Material except as may be provided in a definitive agreement relating to a transaction between you and the Company. You agree that neither the Company nor any Company Representative will have any liability to you or any of Your Representatives resulting from the use of or reliance upon the Evaluation Material except as may be provided in a definitive agreement relating to a transaction between you and the Company.

                 7. Return of Materials. If we do not proceed with any strategic alternative which is the subject of this letter within a reasonable time, you will, upon the written request of the Company, promptly redeliver to the Company all written and other tangible Evaluation Material or destroy such Evaluation Material and certify their destruction to the Company in writing (as described below for related materials). You will not retain any copies, extracts or other reproductions in whole or in part of such Evaluation Material, except for one copy





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thereof which may be retained by your legal counsel solely for compliance purposes but shall not otherwise be shared with you. All documents, memoranda, notes and other writings whatsoever prepared by you or Your Representatives based on or reflecting the information in the Evaluation Material also will be destroyed by you, and such destruction will be certified in writing to the Company by an authorized officer supervising such destruction.

                 8. No Commitment. You agree that unless and until a definitive agreement between the Company and you with respect to a strategic alternative referred to in the first numbered paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any such strategic alternative notwithstanding any statements made by any of the Company or Company Representatives except for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing executed by the Company and you expressly so modifying or waiving such agreement. Unless otherwise provided in this letter, the obligations hereunder shall survive for a period of two years from the date hereof.

                 9. Injunctive Relief. Each party hereto agrees that money damages would not be a sufficient remedy for any breach of its agreements in this letter and that the other party will be entitled to injunctive relief, specific performance and/or any other appropriate equitable remedies for any such breach. Such remedies shall not be deemed to be exclusive, but shall be in addition to all other remedies available at law or in equity. In addition, if successful the party seeking such relief will be entitled to payment of its legal fees and disbursements, court costs and other expenses of enforcing, defending or otherwise protecting its interests hereunder.

                 10. Law to Govern; Other Provisions. This letter agreement shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of law principles that would result in the application of the law of another jurisdiction. No failure or delay by either party in exercising any right, power or privilege will operate as a waiver thereof nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege. Each party has been represented by counsel in the negotiations and execution of this letter agreement.





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                 If the foregoing is in accordance with your understanding, please sign the extra copy and return it to the Company, whereupon it will become a mutually binding agreement.

                                         Sincerely,

                                         WYLE ELECTRONICS

                                         /s/ Ralph Ozorkiewicz
                                         -------------------------------------
                                         Ralph Ozorkiewicz
                                         President and Chief Executive Officer


CONFIRMED AND AGREED TO
AS OF THE ABOVE DATE

RAAB KARCHER AG


/s/ Ferdinand Pohl
-------------------------------------
     Dr. Ferdinand Pohl
     Member of the Board

















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                                Wyle Electronics
                             15370 Barranca Parkway
                            Irvine, California 92718


                                                                   June 20, 1997


Raab Karcher AG
Rudolf-v.-Bennigsen-Foerder-Platz 1
45131 Essen
Germany


Gentlemen:

                 Reference is made to the Confidentiality Letter, dated April 9, 1997 (the "Confidentiality Agreement"), between Wyle Electronics and Raab Karcher AG. We understand that you propose to enter into discussions with various insurers and insurance brokers and their counsel (the "Insurance Parties") regarding possible insurance coverage of the potential liability in the action Avnet, Inc. v. Wyle Laboratories and any related actions. In
           --------------------------------
connection therewith, we agree that the Insurance Parties shall be deemed to be Your Representatives for purposes of the Confidentiality Agreement and that you may share Evaluation Material with the Insurance Parties in accordance with, and subject to, the Confidentiality Agreement for the foregoing purposes.


                                          Very truly yours,

                                          WYLE ELECTRONICS


                                          By:      /s/ Stephen D. Natcher
                                             ----------------------------------
                                               Name:   Stephen D. Natcher
                                               Title:  Senior Vice President
                                                       and General Counsel

Accepted and agreed as of
the date first written above:

RAAB KARCHER AG


By: /s/ CURT VON BERGHES
   ----------------------------------
   Name: Curt von Berghes
   Its:  Legal Director